Exhibit 99.1

NEWS RELEASE

For additional information contact:

Justine Koenigsberg (investors)

Concert Pharmaceuticals, Inc.

(781) 674-5284

ir@concertpharma.com

Kathryn Morris (media)

The Yates Network

(845) 635-9828

FOR IMMEDIATE RELEASE

Concert Pharmaceuticals Reports First Quarter 2015 Financial Results

Conference Call Scheduled Today at 8:30 a.m. EDT

Lexington, MA (May 8, 2015) — Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) today reported financial results for the first quarter of 2015.

“Concert ended the first quarter with a strong balance sheet and the financial resources to continue advancing our portfolio of product candidates,” said Roger Tung, Ph.D., President and Chief Executive Officer of Concert Pharmaceuticals. “We are continuing to build a diverse pipeline and bring new candidates into the clinic in an efficient manner. Earlier this year, we advanced CTP-656, our deuterium-modified ivacaftor candidate, into Phase 1 clinical evaluation and we expect to identify another program this year that has the potential to advance into the clinic in 2016.”

Recent Business Highlights and Upcoming Milestones

•	JZP-386 Phase 1 Program Update. On May 7, 2015, Concert and Jazz Pharmaceuticals announced that Phase 1 clinical study results demonstrated that JZP-386 provided favorable deuterium-related effects, including higher serum concentrations and correspondingly increased pharmacodynamic effects at clinically relevant time points compared to Xyrem®. While the companies have determined that the deuterium-related effects observed in the Phase 1 studies do not support advancing into a later-stage clinical trial of JZP-386 at this time, the results indicate that further evaluation of JZP-386 is warranted. The companies intend to explore formulation options to enhance the positive effects observed in the study to achieve an improved product profile for patients with narcolepsy.

•	CTP-656 Selected as Development Candidate in Cystic Fibrosis. Concert recently completed the first part of its ongoing Phase 1 program evaluating two deuterated ivacaftor analogs. As a result, CTP-656 has been selected as the drug candidate for further clinical development and will be evaluated in single and multiple ascending dose Phase 1 trials. The multiple ascending dose Phase 1 trial is expected to begin in the second half of 2015.

•	AVP-786 Phase 3 Trial Planned. Avanir Pharmaceuticals, a wholly owned subsidiary of Otsuka Pharmaceuticals, has previously stated that it intends to advance AVP-786 into Phase 3 clinical testing for the treatment of agitation in patients with Alzheimer’s disease. In addition, Avanir is conducting a Phase 2 clinical trial evaluating AVP-786 for the treatment of major depressive disorder.

•	CTP-730 Phase 1 Trial Underway. In the second quarter of 2015, Concert initiated the Phase 1 clinical trial evaluating multiple ascending doses of CTP-730. Concert and Celgene’s collaboration is initially focused on the development of CTP-730 for inflammatory disease. The collaboration has the potential to encompass multiple programs in both cancer and inflammatory diseases.

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First Quarter 2015 Financial Results, Page 2

First Quarter 2015 Financial Results

•	Cash and Investment Position: Cash, cash equivalents and investments as of March 31, 2015, totaled $113.1 million as compared to $79.2 million as of December 31, 2014. In the first quarter of 2015, Concert announced the closing of a public stock offering, raising net proceeds of $46.7 million. Concert expects its cash, cash equivalents and investments as of March 31, 2015 are sufficient to fund the Company into the second half of 2017.

•	Revenues: Revenue was $1.3 million for the quarter ended March 31, 2015, compared to $1.6 million for the same period in 2014. Revenue recognized in 2015 and 2014 is comprised of services performed by Concert in connection with its strategic collaborations with Celgene Corporation and Jazz Pharmaceuticals.

•	R&D Expenses: Research and development expenses were $6.9 million for the quarter ended March 31, 2015, compared to $5.6 million for the same period in 2014. The increase was primarily due to expenses associated with the clinical development of CTP-656 and JZP-386 and internal research and development platform expenses.

•	G&A Expenses: General and administrative expenses were $3.2 million for the quarter ended March 31, 2015, compared to $2.5 million for the same period in 2014. The increase in general and administrative expenses was primarily related to expenses associated with operating as a public company and included the cost of new hires as well as other compensation expense including non-cash stock based compensation expense.

•	Net Loss: For the quarter ended March 31, 2015, net loss applicable to common stockholders was $9.0 million, or $0.48 per share, compared with a net loss applicable to common stockholders of $7.0 million, or $0.76 per share, for the quarter ended March 31, 2014.

Conference Call and Webcast

The Company will host a conference call and webcast today, Friday, May 8, 2015, at 8:30 a.m. EDT to provide an update on the Company and discuss first quarter financial results. To access the conference call, please dial (855) 354-1855 (U.S. and Canada) or (484) 365-2865 (International) five minutes prior to the start time.

A live webcast of Concert’s presentation may be accessed in the Investors section of the Company’s website at www.concertpharma.com. Please log on to the Concert website approximately 15 minutes prior to the scheduled webcast to ensure adequate time for any software downloads that may be required. A replay of the webcast will be available on Concert’s website for three months.

- Financial Tables to Follow -

First Quarter 2015 Financial Results, Page 3

Concert Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Quarter ended March 31,
	2015	2014
Revenue:
License and research and development revenue	$1,306	$1,613

Total revenue	1,306	1,613

Operating expenses:
Research and development	6,944	5,594
General and administrative	3,233	2,538

Total operating expenses	10,177	8,132

Loss from operations	(8,871)	(6,519)
Interest and other expense, net	(131)	(431)

Net loss	$(9,002)	$(6,950)

Accretion on redeemable convertible preferred stock	—	(55)

Net loss applicable to common stockholders	$(9,002)	$(7,005)

Net loss per share applicable to common stockholders—basic and diluted	$(0.48)	$(0.76)

Weighted-average number of common shares used in net loss per share applicable to common stockholders—basic and diluted	18,726	9,188

Concert Pharmaceuticals, Inc.

Summary Balance Sheet Data

(in thousands)

	March 31, 2015	December 31, 2014
Cash and cash equivalents	$63,816	$13,396
Investments, available for sale	49,251	65,836
Working capital	101,081	63,102
Total assets	118,360	84,454
Deferred revenue	15,068	15,821
Loan payable, net of discount	5,037	7,101
Total stockholders’ equity	$93,490	$54,825

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First Quarter 2015 Financial Results, Page 4

About Concert

Concert Pharmaceuticals is a clinical stage biopharmaceutical company focused on applying its DCE Platform® (deuterated chemical entity platform) to create novel small molecule drugs. This approach starts with approved drugs, advanced clinical candidates or previously studied compounds that have the potential to be improved with deuterium substitution to enhance clinical safety, tolerability and efficacy. The Company is developing a broad pipeline targeting CNS disorders, genetic diseases, renal disease, inflammatory diseases and cancer. For more information, please visit www.concertpharma.com.

Cautionary Note on Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about our expectations for clinical development of our therapeutic candidates, the sufficiency of our cash, cash equivalents and investments to fund our operations and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and in other filings that we make with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update any forward-looking statements included in this press release.

Concert Pharmaceuticals Inc., the CoNCERT Pharmaceuticals Inc. logo and DCE Platform are registered trademarks of Concert Pharmaceuticals, Inc.

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